Exhibit 19.2

COMSTOCK RESOURCES, INC.

POLICY ON COMPLIANCE WITH FEDERAL SECURITIES LAWS

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THIS POLICY APPLIES TO ALL DIRECTORS AND OFFICERS OF COMSTOCK RESOURCES, INC.

Comstock Resources, Inc. (the "Company") has adopted this Policy on Compliance with Federal Securities Laws to apply to each director, officer and principal stockholder of the Company (each an "insider" or "you"). "Section 16 Persons" are officers and directors of the Company and any person who beneficially owns 10% or more of the Company’s Common Stock, par value $0.50 per share ("Common Stock").

As part of this Policy, the Company has adopted a program to assist insiders to meet their compliance responsibilities. All insiders of the Company must comply strictly with this policy. Exceptions to this Policy may be made only by the written approval of the Board of Directors or the committee or persons to whom the Board of Directors may delegate authority to waive compliance. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.

For purposes of this Policy, "officer" means the Company’s chief executive officer, president, executive vice president, chief financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as business development or acquisitions), any other officer who performs a policy-making function as determined from time to time by the Company’s Board of Directors, or any other person who performs similar policy-making functions of the Company as determined from time to time by the Company’s Board of Directors. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company as determined from time to time by the Company’s Board of Directors.

STATEMENTS OF POLICY

1. Prohibition Against Insider Trading

Policy: The Company’s policy prohibits you, your spouse, or any relative living in your house from trading or tipping others who may trade in the Company’s securities if at that time the insider or that person possess material, nonpublic information about the Company. You, your spouse, or any relative living in your home are also prohibited from trading or tipping others who may trade in the securities of another company if you learn material, nonpublic information about the other company in connection with your employment or position at the Company. This prohibition applies even if you receive pre-clearance for a transaction and the transaction will occur during a trading window (see below for description of trading windows).

Explanation: It is generally illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also generally illegal to communicate (or "tip") material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as "insider trading."

Penalties for insider trading violations include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by trading, and criminal fines of up to $5 million. There also may be liability to those damaged by the trading. A company whose employee or director violates the insider trading prohibitions may be liable for a fine of up to the greater of $25 million or three times the profit gained or loss avoided as a result of the employee’s insider trading violation.

What information is material? All information that a reasonable investor would consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

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financial results for the quarter or the year,
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financial forecasts and budgets,
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possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies,
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the gain or loss of important leases or contracts,
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major financing developments,
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major personnel changes, and
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major litigation and/or regulatory developments.

What is nonpublic information? Information is considered to be nonpublic unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the SEC and the Company's press releases. For information to be considered public, it must not only be disclosed publicly, but adequate time must have passed for the market as a whole to assess the information. Although timing may vary depending upon the circumstances, for purposes of this Policy information is not considered public until the third business day after the Company publicly discloses it.

What transactions are prohibited? When you know material, nonpublic information about any company, then you, your spouse and relatives living in your house generally are prohibited from three activities:

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trading in that company’s securities (including both purchases and sales, trading in options, puts and calls for that company’s securities),
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having others trade for you in that company’s securities, and
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disclosing the information to anyone else who then might trade.

You, anyone acting on your behalf, and anyone who learns the information directly or indirectly from you (including your spouse and family members) are prohibited from trading. This prohibition continues whenever and for as long as you are in possession of material, nonpublic information.

Although it is most likely that any material, nonpublic information you might learn would be about the Company or its subsidiaries, these prohibitions apply to trading in the securities of any company about which you have material, nonpublic information that you obtained in the course of your employment with the Company.

Transactions Under Pre-Existing Plans. The SEC has adopted a rule that would allow you to establish a plan to buy or sell shares at specified intervals even if you are aware at the time the actual purchase or sale takes place of material non-public information. In general, the transaction must be effected under a documented and specific pre-existing plan, contract or instruction under which you do not exercise any later influence. We are not recommending or suggesting you establish this type of plan. If you are thinking of establishing this type of plan, please contact the Compliance Officer.

The prior notification procedures described above and blackout and window periods described below do not apply to transactions under these plans but a plan may not be established while you are in possession of material non-public information.

Unauthorized Disclosure: As previously discussed, the disclosure of material, nonpublic information to others can lead to significant legal difficulties, fines and punishment. You should not discuss material, nonpublic information about the Company or its subsidiaries with anyone, including other employees, except as required in the performance of your regular duties on a need-to-know basis. However, if you become aware of information about the Company that is material or may become material, you should promptly communicate the information to your supervisor and request that the supervisor communicate the information directly to the Company’s Chief Executive Officer and/or Compliance Officer.

Also, it is important that only a few representatives of the Company discuss the Company and its subsidiaries with the news media, securities analysts, and investors. Inquiries about the Company from these people should be referred to [XX], Chief Financial Officer, at [XX].

Confidential Information: The Company has strict policies to safeguard the confidentiality of its internal, proprietary information. These include identifying, marking and safeguarding confidential information. You should comply with these policies at all times.

Questions: Please direct all questions to [XX] at [XX].

Your failure to observe this policy could lead to significant legal problems (both for the Company and yourself) and could have other serious consequences, including the termination of your employment.

COMPLIANCE PROGRAM

2. Short-Swing Profit and Insider Trading Liability Preventive Procedures

Blackout Periods: The blackout periods commence at midnight, Dallas time, on the last day of the calendar month in which the Company’s fiscal quarter ends, and end at midnight, Dallas-time, on the second business day following the date of the Company’s conference call for reporting the results of such quarter.

The Company may prohibit trades at any time if at the time, the Company believes trading by insiders would be inappropriate because of developments at the Company that are or could become material. The Compliance Officer is responsible for advising whether or not the blackout period is in effect.

Mandatory Preclearance: As an insider, if you intend to engage in any trade, you must receive permission in advance from the Compliance Officer; provided however, that trades made through the Company's 401(k) plans do not require pre-clearance from the Compliance Officer; provided, further, that you are prohibited from making any changes to your 401(k) elections during the blackout period. All requests for preclearance should be submitted orally to the Compliance Officer at least one business day in advance of the proposed transaction. Section 16 Persons are responsible for personally speaking with the Compliance Officer. The Company will require detailed information on the proposed transaction. The Compliance Officer will not approve transaction requests during a blackout period except in the rare case when a waiver is properly obtained in accordance with this Policy. The Compliance Officer may refuse to permit any transaction if he determines that the transaction could give rise to a charge of insider trading. The Compliance Officer may consult with the Company’s legal counsel before responding to your request.

If you are advised that a blackout period exists, you may not buy or sell the Company’s securities under any circumstances until you are advised that the blackout period has ended and your transaction is specifically approved. In addition, you may not inform anyone else within or outside the Company that a blackout period exists (other than the Compliance Officer or that officer’s substitute, or except as authorized in writing by the Compliance Officer). If you were to trade in the Company’s stock during the blackout period, the SEC could presume that you traded with inside information.

After you receive permission to engage in a transaction, you must complete your transaction within 48 hours or make a new request for clearance.

Regulation BTR. Regulation BTR applies to an issuer if a significant percentage of its employees have the opportunity to trade in its equity securities through an individual account plan, such as a 401(k) plan or a non-qualified deferred compensation plan. This may be through a "company stock fund" investment account, or through a brokerage "window," where employees may invest in all publicly traded securities, including issuer equity securities, by using an individual brokerage account option offered under the plan. Section 306(a) of the Act prohibits a director or executive officer of an issuer of any equity security from, directly or indirectly, acquiring or transferring any equity security of the issuer during a pension fund blackout period if the equity security was acquired in connection with such person's service as a director or executive officer. Section 306(a) also requires issuers to give directors, executive officers and the SEC notice of such blackout periods. A violation of the trading restrictions described above is considered a violation of the Securities Exchange Act of 1934, as amended, and is subject to all resulting sanctions, including enforcement action by the SEC. As the Company's policy is to require pre-clearance of all transactions in the Company's securities, you should be able to easily comply with this new regulation.

Knowledgeable Broker: Each Section 16 Person should use only a broker who is familiar with the requirements of Section 16 under the Exchange Act, Rule 144 under the Securities Act of 1933, and this Policy. The Compliance Officer will maintain the name, address and phone number of a broker whom the Compliance Officer believes meets these requirements. Section 16 Persons whose brokers do not meet the requirements are encouraged to use the broker identified by the Compliance Officer, but in any case should change brokers in order to have a knowledgeable broker.

Section 16 Persons should remember that a broker has no legal responsibility for a client’s Section 16 filing or short-swing profit rule violations.

Communicating Potential Material Information: If you become aware of information about the Company that is or may become material, you should promptly communicate that information to the Chief Executive Officer of the Company as well as to the Compliance Officer. This communication is very important to allow the Company to determine whether, how and when the information should be reported to the public. It is also critical to permit the Compliance Officer to determine whether to permit Company transactions in the Company’s securities. Except for this communication, you should keep the information confidential and share it only with the Company’s employees, accountants and legal counsel who have a need to know as directed by the Chief Executive Officer. If you have any doubt about whether information may be material, you should err in favor of prompt communication to the Chief Executive Officer and Compliance Officer.

Reporting Violations: If you know or have reason to believe that this Policy has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of the Compliance Officer.

Waivers; Modifications: Exceptions to this Policy may be made only by the written approval of the Board of Directors or the committee or persons to whom the Board of Directors may delegate authority to waive compliance. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.

Questions: If you have any questions about this Policy, you should contact the Compliance Officer. The Compliance Officer may refer the question to the Company’s legal counsel before responding.